UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 19, 2008

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 19, 2008, NovaDel Pharma Inc. (“NovaDel”), a Delaware corporation, issued a press release to announce that it had entered into a collaboration agreement with BioAlliance Pharma SA (the “Agreement”) for the development and commercialization of NovaDel’s ondansetron oral spray (OS) for Europe. Within five business days of the effective date of the Agreement, NovaDel will receive a non-refundable license fee of $3 million. NovaDel is, under the terms of the Agreement, eligible for additional development and sales-related milestone payments totaling $24 million consisting of a regulatory approval milestone of $5 million and sales-related milestone payments of $19 million as well as a royalty on net sales during the term of the Agreement. NovaDel and BioAlliance will jointly develop ondansetron OS with BioAlliance paying 100% of the costs up to a certain amount after which the development costs are shared 50:50 between the parties. BioAlliance will be responsible for activities related to regulatory and pricing approvals as well as commercialization efforts throughout Europe. NovaDel will be responsible for supplying the product.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. You should read the complete Agreement which shall be attached as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 7.01.	Regulation FD Disclosure.

During the fourth quarter 2007, we significantly reduced clinical development activities on our product candidate pipeline, as we did not believe that we had sufficient cash to sustain such activities. Despite this reduction in expenditures for clinical activities and the one-time license fee of $3 million that we will obtain from the BioAlliance transaction, we will still require additional capital to sustain our existing organization until such time as clinical activities can be resumed. Inclusive of the additional inflows that are expected to occur as a result of our recently announced financing transaction with funds associated with ProQuest Investments LLC, which are still subject to the approval of the American Stock Exchange and shareholders, we estimate that we will have sufficient cash on hand to fund operations at least through the end of calendar 2008. However, we may determine that it is appropriate to increase development activities on our product candidate pipeline, which activities have been significantly reduced since the fourth quarter of 2007.  An increase in development activities would significantly increase cash outflows and thereby require additional funding in order to sustain operations through the end of 2008.  We may choose to raise additional capital before December 31, 2008 to fund future development activities or to take advantage of other strategic opportunities. Funding for our future development activities could be secured through new strategic partnerships and/or the sale of our common stock or other securities. There can be no assurance that such capital will be available to us in a timely manner or on favorable terms, if at all. There are a number of risks and uncertainties related to our attempt to complete a financing or strategic partnering arrangement that are outside our control. We may not be able to obtain additional financing on terms acceptable to us, or at all. If we are unsuccessful at obtaining additional financing as needed, we may be required to significantly curtail or cease operations. We will need additional financing thereafter until we achieve profitability, if at all.

The information furnished pursuant to this Item 7.01 of this Current Report on Form 8-K and the press release furnished pursuant to Item 9.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of NovaDel Pharma Inc. dated May 19, 2008, titled “NovaDel Announces European License Agreement for Ondansetron Oral Spray.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ MICHAEL E. SPICER
Name:	Michael E. Spicer
Title:	Chief Financial Officer and Corporate Secretary

Date: May 20, 2008